Exhibit 21
SUBSIDIARIES OF DINEEQUITY, INC.
As of December 31, 2012

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
DineEquity, Inc.	DE
International House of Pancakes, LLC	DE
III Industries of Canada, LTD.	Canada
IHOP of Canada ULC	Canada
IHOP Holdings, LLC	DE
IHOP Franchising, LLC	DE
IHOP Property Leasing, LLC	DE
IHOP Properties, LLC	DE
IHOP Real Estate, LLC	DE
IHOP IP, LLC	DE
IHOP Franchise Company, LLC	DE
IHOP TPGC, LLC	OH
ACM Cards, Inc.	FL
Anne Arundel Apple Holding Corporation	MD
Applebee's Brazil, LLC	KS
Applebee's Canada Corp.	Canada
Applebee's International, Inc.	DE
Applebee's Investments, LLC	KS
Applebee's Restaurantes Brasil, LTDA.	Brazil
Applebee's Restaurantes De Mexico S.de R.L. de C.V.	Mexico
Applebee's UK, LLC	KS
Applebee's Restaurant Holdings, LLC	DE
Applebee's Restaurants Kansas, LLC	KS
Applebee's Restaurants Mid-Atlantic, LLC	DE
Applebee's Restaurants North, LLC	DE
Applebee's Restaurants Texas, LLC	TX
Applebee's Restaurants Vermont, Inc.	VT
Applebee's Restaurants West, LLC	DE
Applebee's Restaurants, Inc.	KS
Applebee's Services, Inc.	KS
Gourmet Systems of Brazil, LLC	KS
Gourmet Systems of Massachusetts, LLC	MA
Gourmet Systems of New York, Inc.	NY
Gourmet Systems of Tennessee, Inc.	TN
Gourmet Systems USA, LLC	KS
Neighborhood Insurance, Inc.	VT
Shanghai Applebee's Restaurant Management Co. LTD.	Xuhui District, Puxi, China
Applebee's Foundation, Inc. (dba The Heidi Fund, Inc.)	KS